Exhibit 99.1

OVERLAND STORAGE RAISES GUIDANCE

FOR FISCAL 2004 SECOND QUARTER

SAN DIEGO – January 6, 2004 — Overland Storage, Inc. (Nasdaq: OVRL) today announced that it expects to exceed previous revenue and earnings guidance for its second fiscal quarter ended December 31, 2003.  Specifically, the Company now anticipates revenue will be approximately $67 million and earnings per diluted share to be $0.23 on a GAAP basis and $0.25 on a pro forma basis.  The pro forma results exclude the non-cash amortization resulting from the June 2003 acquisition of Okapi Software, Inc. that is charged to cost of goods sold.  The Company’s previous guidance for its second fiscal quarter was approximately $60 million in revenue and earnings per diluted share of $0.20 on a GAAP basis and $0.22 on a pro forma basis.

“Though results are yet to be finalized, we are pleased that both our OEM and branded sales remained strong throughout the quarter and surpassed our targets.  The area of greatest strength was sales to our OEM customers.  We expect the strong revenue to translate into improved bottom-line earnings and look forward to discussing the quarter in greater detail on our conference call the morning of January 22, 2004,” said Christopher Calisi, president and CEO of Overland Storage.

About Overland Storage

Overland StorageTM provides world-class data storage management solutions designed to ensure business continuity.  Focused on backup and recovery, OverlandTM delivers hardware and software solutions for midrange-computer environments.  These include NEO SERIES®, the award winning automated storage libraries that set the standard for intelligent, automated and scalable storage and REO SERIESTM, the disk-based backup acceleration solutions.  Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit

Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include continuing transitional issues at the Company’s major OEM customer, technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the company, including the launch of the company’s new software products, its competitors or its licensees, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Webcast: A live audio Webcast of Overland’s management conference call discussing second quarter 2004 results and the outlook for the remainder of the fiscal year will be held beginning at 10:30 a.m. EST, January 22, 2004, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com